December 2013 Pricing Sheet dated December 30, 2013 relating to Preliminary Terms No. 1,193 dated December 3, 2013 Registration Statement No. 333-178081 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Commodities

Commodity-Linked Notes due December 31, 2020
Based on the Value of the Dow Jones – UBS Commodity IndexSM
PRICING TERMS – DECEMBER 30, 2013
Issuer:	Morgan Stanley
Issue price:	$1,000 per note (see “Commissions and issue price” below)
Stated principal amount:	$1,000 per note
Aggregate principal amount:	$1,327,000
Pricing date:	December 30, 2013
Original issue date:	January 3, 2014 (3 business days after the pricing date)
Maturity date:	December 31, 2020
Interest:	None
Underlying commodity index:	Dow Jones-UBS Commodity IndexSM
Payment at maturity:
The payment due at maturity per $1,000 stated principal amount will equal:
$1,000 + supplemental redemption amount, if any.
The payment at maturity will not be less than $1,000 per note regardless of the performance of the underlying commodity index.

Supplemental redemption amount:	(i) $1,000 times (ii) the commodity percent change times (iii) the participation rate, provided that the supplemental redemption amount will not be less than zero.
Participation rate:	100%
Maximum payment at maturity:	None
Commodity percent change:	(final index value – initial index value) / initial index value
Initial index value:	127.1369, which is the official settlement price of the underlying commodity index on the pricing date
Final index value:	The official settlement price of the underlying commodity index on the determination date
Determination date:	December 28, 2020, subject to postponement for non-index business days and certain market disruption events
CUSIP / ISIN:	61762GAS3 / US61762GAS30
Listing:	The notes will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Estimated value on the pricing date:	$913.30 per note.
Commissions and issue price:	Price to public(1)	Agent’s commissions(1)(2)	Proceeds to issuer(3)
Per note	$1,000	$35	$965
Total	$1,327,000	$46,445	$1,280,555

(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $990 per note.  Please see “Syndicate Information” in the accompanying preliminary terms for further details.

(2)
Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $35 for each note they sell.  For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest”  in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(3)	See “Use of proceeds and hedging” in the accompanying preliminary terms.

“Dow Jones®,” “UBS®,” “The Dow Jones-UBS Commodity IndexSM,” “DJ-UBSSM” and “DJ-UBSCISM” are service marks or trademarks of Dow Jones Trademark Holdings LLC and UBS AG and have been licensed for use by Morgan Stanley. The securities are not sponsored, endorsed, sold or promoted by Dow Jones Trademark Holdings LLC and UBS AG, and Dow Jones Trademark Holdings LLC and UBS AG makes no representation regarding the advisability of investing in the securities.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 1,193 dated December 3, 2013
Prospectus Supplement for Commodity-Linked Notes dated August 17, 2012            Prospectus dated November 21, 2011

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.